Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-3 Nos. 333-193899 and 333‑211338, Form S-8 Nos. 333‑152136, 333‑140182, 333‑183746 and 333‑216098) of our reports dated September 10, 2018, relating to the consolidated financial statements of Evolution Petroleum Corporation and the effectiveness of internal control over financial reporting of Evolution Petroleum Corporation appearing in this Annual Report (Form 10-K) for the year ended June 30, 2018.

/s/ Moss Adams LLP
Houston, Texas
September 10, 2018